EXHIBIT 99.1

River Valley Bancorp Announces Quarterly
Cash Dividend

For Immediate Release
Tuesday, September 18, 2007

Contact:	Matthew P. Forrester - President, CEO
River Valley Bancorp
(812) 273-4949

Madison, Indiana-River Valley Bancorp ( NASDAQ Capital Market, Symbol “RIVR”), an Indiana corporation (the “Corporation”) and holding company for River Valley Financial Bank, based in Madison, Indiana announced today that it has declared a cash dividend of $0.20 per share of its Common Stock for the quarter ending September 30, 2007. The annualized rate of the dividend reflects $0.80 per share.

The dividend record date will be as of September 28, 2007 and will be payable on October 12, 2007.  This dividend represents the forty-first consecutive dividend paid by the Corporation.

River Valley Bancorp/River Valley Financial Bank is based in Madison, Indiana and has seven locations in the Madison, Hanover, Charlestown, and Sellersburg, Indiana area. An eighth office is located in Carrollton, KY.  A ninth office is under construction in Floyds Knobs, IN with occupancy expected sometime in April 2008.